Filed pursuant to Rule 424(b)(3)
Registration No. 333-251108
PROSPECTUS
CALIFORNIA RESOURCES CORPORATION
72,414,790 SHARES OF COMMON STOCK
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This prospectus relates to the offer and sale by the selling security holders identified in this prospectus of up to 72,414,790 shares of our common stock issued to the selling security holders in connection with our emergence from bankruptcy on October 27, 2020. We are not selling any common stock and we will not receive any proceeds from the sale of the shares of common stock by the selling security holders. We have paid the fees and expenses incident to the registration of the shares of common stock for sale by the selling security holders.
Our registration of the shares of common stock covered by this prospectus does not mean that the selling security holders will offer or sell any of the common stock. The selling security holders may sell the common stock covered by this prospectus in a number of different ways and at varying prices. For information on the possible methods of sale that may be used by the selling security holders, you should refer to the section entitled “Plan of Distribution” beginning on page 29 of this prospectus.
We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.
Our common stock is quoted on the New York Stock Exchange (“NYSE”) under the symbol “CRC.” On December 22, 2020, the last reported sale price of our common stock on the NYSE was $19.57 per share.
_______________
Investing in our common stock involves a high degree of risk. Please see “Risk Factors” beginning on page 3 of this prospectus for a discussion of certain risks that you should consider in connection with an investment in the common stock.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
This prospectus is dated December 23, 2020.

Table of Contents
Page

Prospectus Summary	1
Risk Factors	3
Cautionary Note Regarding Forward-Looking Statements	6
Market Price of Our Common Stock	8
Use of Proceeds	9
Dividend Policy	10
Selling Security Holders	11
Security Ownership of Certain Beneficial Owners and Management	19
Description of Capital Stock	20
Material U.S. Federal Income Tax Considerations for Non-U.S. Holders	24
Plan of Distribution	29
Legal Matters	32
Experts	32
Where You Can Find More Information	32
Incorporation of Certain Information by Reference	33

This prospectus is part of a registration statement that we have filed with the SEC pursuant to which the selling security holders named herein may, from time to time, offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares of common stock are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the caption “Where You Can Find More Information” in this prospectus.
We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our shares of common stock other than the shares of our common stock covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.
This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”
Unless the context otherwise requires, references in this prospectus to “the Company,” “we,” “our,” and “us” refer to California Resources Corporation, a Delaware corporation, and certain of its subsidiaries.
i

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus, is not complete, and does not contain all of the information that you should consider before making your investment decision. You should carefully read the entire prospectus, including the documents incorporated by reference herein, which are described under “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.” You should also carefully consider, among other things, the information presented under the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” and the consolidated financial statements and the notes thereto before making an investment decision.
Overview
We are an independent oil and natural gas exploration and production company operating properties exclusively within California. We are the largest oil and natural gas producer in California on a gross operated basis, with average net production of 113 thousand barrels of oil equivalent per day (MBoe/d) for the nine months ended September 30, 2020. We have the largest privately held mineral acreage position in the state, with interests in 2.1 million net mineral acres, approximately 60% of which is held in fee and 17% is held by production. We also own or control a network of integrated infrastructure that complements our operations including gas processing plants, oil and gas gathering systems, power plants and other related assets.
Corporate Information
Our common stock is quoted on the NYSE under the ticker symbol “CRC.” Our principal executive offices are located at 27200 Tourney Road, Suite 200, Santa Clarita, California 91355, and our telephone number is (888) 848-4754. Our website address is www.crc.com. Neither our website nor any information contained on our website is part of this prospectus.

THE OFFERING

Issuer	California Resources Corporation, a Delaware corporation.

Shares of common stock offered by the selling security holders	72,414,790 shares of common stock.

Common stock outstanding	83,319,660 shares of common stock as of November 23, 2020.

Use of proceeds	We will not receive any proceeds from the sale of shares of our common stock by the selling security holders in this offering. See “Use of Proceeds.”

Dividend policy	Our Board of Directors has not adopted a dividend policy. There can be no assurances that it will adopt a policy that contemplates paying cash dividends or other distributions with respect to our common stock, or authorize share repurchases. In addition, restrictive covenants in certain debt instruments to which we are, or may be, a party, may limit our ability to pay dividends, for us to receive dividends from our operating companies, or engage in share repurchases, any of which may negatively impact the trading price of our common stock. See discussion concerning dividends and restrictions in payment of dividends below under “Dividend Policy.”

Risk factors	Investing in our common stock involves risks. You should read carefully the “Risk Factors” section of this prospectus for a discussion of factors that you should carefully consider before deciding to invest in shares of our common stock.

NYSE ticker symbol	“CRC.”

RISK FACTORS
An investment in our securities involves a high degree of risk. In addition to the other information included in this prospectus, you should carefully consider each of the risk factors set forth in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q on file with the SEC, which are incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. Any of these risks and uncertainties could have a material adverse effect on our business, financial condition, cash flows and results of operations. If that occurs, the trading price of our common stock could decline materially and you could lose all or part of your investment.
The risks included in this prospectus and the documents we have incorporated by reference into this prospectus are not the only risks we face. We may experience additional risks and uncertainties not currently known to us, or as a result of developments occurring in the future. Conditions that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, cash flows and results of operations.
Risks Related to Our Common Stock and this Offering
The trading price of our common stock may decline, and you may not be able to resell shares of our common stock at prices equal to or greater than the price you paid or at all.
The trading price of our common stock may decline for many reasons, some of which are beyond our control. In the event of a drop in the market price of our common stock, you could lose a substantial part or all of your investment in our common stock.
Numerous factors, including those described or referred to in this “Risk Factors” section and in the other documents incorporated herein by reference as well as the following, among others, could affect our stock price:
•    our results of operations and financial condition;
•    the number of identified drilling locations and our reserves estimates;
•    quarterly variations in the rate of growth of our financial indicators, such as net income per share, net income and revenues, capital expenditures, production, and unit costs;
•    the public reaction to our press releases, our other public announcements and our filings with the SEC;
•    changes in expectations as to our future results of operations and prospects, including financial estimates and projections by securities analysts and investors;
•    lack of published research or reports by securities analysts about our business or downgraded or negative outlooks provided by securities analysts on our stock;
•    results of operations that vary from those expected by securities analysts and investors;
•    strategic actions by our competitors;
•    strategic decisions by us, our clients or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy;
•    changes in applicable laws and regulations;
•    changes in accounting principles;

•    announcements of claims against us by third parties;
•    future sales of our common stock by us, the selling security holders, significant stockholders or our directors or executive officers;
•    the realization of any risks described under this “Risk Factors” section or those incorporated by reference;
•    additions or departures of key management personnel;
•    changes in general market and economic conditions, including fluctuations in commodity prices;
•    the development and sustainability of an active trading market for our common stock;
•    volatile and unpredictable developments, including man-made, weather-related and other natural disasters, catastrophes or terrorist attacks in the geographic regions in which we operate;
•    Pandemics, epidemics, outbreaks, or other public health events, such as the Coronavirus Disease 2019 (“COVID-19”) pandemic; and
•    increased competition, or the performance, or the perceived or anticipated performance, of our competitors.
In addition, the stock market in general, including recently, has experienced significant volatility that often has been unrelated to the operating performance of companies whose shares are traded. These market fluctuations could adversely affect the trading price of our common stock, regardless of our actual operating performance. As a result, the trading price of our common stock may decline, and you may not be able to sell your shares at or above the price you paid to purchase them, or at all. Further, we could be the subject of securities class action litigation due to any such stock price volatility, which could divert management’s attention and adversely affect our results of operations.
Future sales of our common stock could reduce our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us.
We may sell additional shares of common stock in subsequent public or private offerings. We may also issue additional shares of common stock or convertible securities. As of November 23, 2020, we had 83,319,660 outstanding shares of common stock, including 71,769,343 shares of common stock that are currently outstanding and being offered by the selling security holders pursuant to this registration statement (excluding the Warrant Shares (as defined below)), which may be resold in the public market.
We cannot predict the size of future issuances of our common stock or securities convertible into common stock or the effect, if any, that future issuances and sales of shares of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices of our common stock.
There is an increased potential for short sales of our common stock due to the sales of shares issued upon exercise of warrants, which could materially affect the market price of the stock.
Downward pressure on the market price of our common stock that likely will result from sales of our common stock issued in connection with the exercise of warrants could encourage short sales of our common stock by market participants. Generally, short selling means selling a security, contract or commodity not owned by the seller. The seller is committed to eventually purchase the financial instrument previously sold. Short sales are used to capitalize on an expected decline in the security’s price. Such sales of our common stock could have a tendency to depress the price of the stock, which could increase the potential for short sales.

Our common stock is an equity interest and therefore subordinated to our indebtedness.
In the event of our liquidation, dissolution or winding up, our common stock would rank below all secured debt claims against us. As a result, holders of our common stock will not be entitled to receive any payment or other distribution of assets upon our liquidation, dissolution or winding up until after all of our obligations to our secured debt holders have been satisfied.
The ownership position of certain of our stockholders limits other stockholders’ ability to influence corporate matters and could affect the price of our common stock.
As of November 23, 2020, certain affiliates of Ares Management LLC. collectively owned approximately 20.8% of our common stock, and certain funds managed by FMR LLC collectively owned approximately 23.0% of our common stock. As of December 2, 2020, the last date we received ownership information from GoldenTree Asset Management LP, certain of its affiliates collectively owned approximately 21.2% of our common stock. As a result, each of these stockholders, or any entity to which such stockholders sell their stock, may be able to exercise significant control over matters requiring stockholder approval. Further, because of this large ownership position, if these stockholders sell their stock, the sales could depress our share price.
Risks Related to Our Business and Industry
Please see “Item 1A—Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and “Item 1A—Risk Factors” contained in our subsequent Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, which are incorporated by reference herein, for risk factors related to our business and industry.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
The information in this prospectus, including the documents incorporated by reference herein, includes “forward-looking statements” that involve risks and uncertainties that could materially affect our expected results of operations, liquidity, cash flows and business prospects. Such statements include those regarding our expectations as to our future:
•    financial position, liquidity, cash flows and results of operations;
•    business prospects;
•    transactions and projects;
•    operating costs;
•    Value Creation Index metrics, which are based on certain estimates including future production rates, costs and commodity prices;
•    operations and operational results including production, hedging and capital investment;
•    budgets and maintenance capital requirements;
•    reserves;
•    type curves; and
•    expected synergies from acquisitions and joint ventures.
Actual results may differ from anticipated results, sometimes materially, and reported results should not be considered an indication of future performance. While we believe assumptions or bases underlying our expectations are reasonable and make them in good faith, they almost always vary from actual results, sometimes materially. We also believe third-party statements we cite are accurate but have not independently verified them and do not warrant their accuracy or completeness. Factors (but not necessarily all the factors) that could cause results to differ include:
•    our ability to execute our business plan post-emergence;
•    the volatility of commodity prices and the potential for sustained low oil, natural gas and natural gas liquids prices;
•    impact of our recent emergence from bankruptcy on our business and relationships;
•    debt limitations on our financial flexibility;
•    insufficient cash flow to fund planned investments, debt repurchases or changes to our capital plan;
•    insufficient capital or liquidity, including as a result of lender restrictions, unavailability of capital markets or inability to attract potential investors;
•    limitations on transportation or storage capacity and the need to shut-in wells;
•    inability to enter into desirable transactions, including acquisitions, asset sales and joint ventures;
•    our ability to utilize our net operating loss carryforwards to reduce our income tax obligations;

•    limitations on the liquidity of our new common stock and volatility of its market price;
•    legislative or regulatory changes, including those related to drilling, completion, well stimulation, operation, maintenance or abandonment of wells or facilities, managing energy, water, land, greenhouse gases or other emissions, protection of health, safety and the environment, or transportation, marketing and sale of our products;
•    joint ventures and acquisitions and our ability to achieve expected synergies;
•    the recoverability of resources and unexpected geologic conditions;
•    incorrect estimates of reserves and related future cash flows and the inability to replace reserves;
•    changes in business strategy;
•    production-sharing contracts effects on production and unit production costs;
•    effect of stock price on costs associated with incentive compensation;
•    effects of hedging transactions;
•    equipment, service or labor price inflation or unavailability;
•    availability or timing of, or conditions imposed on, permits and approvals;
•    lower-than-expected production, reserves or resources from development projects, joint ventures or acquisitions, or higher-than-expected decline rates;
•    disruptions due to accidents, mechanical failures, power outages, transportation or storage constraints, natural disasters, labor difficulties, cyber-attacks or other catastrophic events;
•    pandemics, epidemics, outbreaks, or other public health events, such as COVID-19; and
•    other factors discussed below and elsewhere in this Registration Statement on Form S-1 and in our other public filings, press releases and discussions with our management.
Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “project,” “seek,” “should,” “target,” “will” or “would” and similar words that reflect the prospective nature of events or outcomes typically identify forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
All forward-looking statements, expressed or implied, included in this prospectus and incorporated by reference herein are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.
For additional information regarding known material factors that could cause our actual results to differ from projected results please read the risk factors described in the section titled "Risk Factors" and in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 and Part II, “Item 1A. Risk Factors” in our Quarterly Reports on Form 10-Q for the periods ending March 31, 2020, June 30, 2020 and September 30, 2020.

MARKET PRICE OF OUR COMMON STOCK
Our new common stock is quoted on the NYSE under the symbol “CRC” and has been trading since October 28, 2020. No prior established public trading market existed for our new common stock prior to this date.
As of November 23, 2020, we had approximately 168 holders of record of our common stock, based on information provided by our transfer agent.

USE OF PROCEEDS
The selling security holders will receive all of the net proceeds from the sale of common stock. We will not receive any of the proceeds from the sale of the common stock by the selling security holders.

DIVIDEND POLICY
Our Board of Directors (the “Board”), which consists of the seven new directors appointed on October 27, 2020 and our Chief Executive Officer, has not adopted a dividend policy. There can be no assurances that it will adopt a policy that contemplates paying cash dividends or other distributions with respect to our common stock, or authorize share repurchases. Any future determinations relating to our dividend policies and the declaration, amount and payment of any future dividends on our common stock will be at the sole discretion of our Board, and, if we elect to pay such dividends in the future, we may reduce or discontinue entirely the payment of such dividends at any time. The Board may take into account general and economic conditions, our financial condition and operating results, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders, and such other factors as the Board may deem relevant. Furthermore, restrictive covenants in certain debt instruments to which we are, or may be, a party, may limit our ability to pay dividends, for us to receive dividends from our operating companies, or engage in share repurchases, any of which may negatively impact the trading price of our common stock.
In addition, under Delaware law, we may declare and pay dividends on our capital stock either out of our surplus, as defined in the relevant Delaware statutes, or if there is no such surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. If, however, our capital, computed in accordance with the relevant Delaware statutes, has been diminished by depreciation in the value of our property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, we are prohibited from declaring and paying out of such net profits any dividends upon any shares of our capital stock until the deficiency has been repaired.

SELLING SECURITY HOLDERS
This prospectus covers the offering for resale from time to time, in one or more offerings, of 72,414,790 shares of common stock owned by the selling security holders.
This common stock was obtained by the selling security holders named below pursuant to the Plan.
The selling security holders may from time to time offer and sell pursuant to this prospectus any or all of the common stock owned by it, but makes no representation that any of the common stock will be offered for sale.
The table below presents information regarding the selling security holders and the common stock that the selling security holders may offer and sell from time to time under this prospectus.
The following table sets forth:
•    the name of the selling security holders;
•    the number of shares of common stock owned by the selling security holders prior to the sale of the common stock covered by this prospectus;
•    the number of shares of common stock that may be offered by the selling security holders pursuant to this prospectus;
•    the number of shares of common stock owned by the selling security holders following the sale of any common stock covered by this prospectus; and
•    the percentage of common stock owned by the selling security holders following the sale of any common stock covered by this prospectus.
All information with respect to common stock ownership of the selling security holders has been furnished by or on behalf of the selling security holders and is as of the later of November 23, 2020 and the date we received the selling security holder questionnaire or ownership information from the applicable holder. We believe, based on information supplied by the selling security holders, that except as may otherwise be indicated in the footnotes to the table below, the selling security holders have sole voting and dispositive power with respect to the common stock reported as beneficially owned by them. Because the selling security holders identified in the table may sell some or all of the common stock owned by them which is included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the common stock, no estimate can be given as to the number of common stock available for resale hereby that will be held by the selling security holders upon termination of this offering. In addition, the selling security holders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the common stock it holds in transactions exempt from the registration requirements of the Securities Act after the date on which the selling security holders provided the information set forth on the table below. We have, therefore, assumed for the purposes of the following table, that the selling security holders will sell all of the common stock beneficially owned by them that is covered by this prospectus, but will not sell any other shares of our common stock that they may presently own. The percent of beneficial ownership for the selling security holders is based on 83,319,660 shares of our common stock outstanding as of November 23, 2020, including the number of shares of our common stock reserved for issuance upon the exercise of the New Warrants held by the respective selling security holder.
All information with respect to beneficial ownership by the selling security holders has been furnished by the respective selling security holders. We have not sought to verify such information.

The amounts and percentages of shares of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Except as otherwise indicated in the footnotes below, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock and has not pledged any such shares of common stock as security.

Name of Selling Security Holder	Number of Shares of Common Stock Owned Prior to Offering(1)	Total Number of Shares of Common Stock Owned Being Registered	Number of Shares of Common Stock Beneficially Owned After Offering(2)	Percentage of Common Stock Beneficially Owned After Offering(3)
Ares(4)	17,324,848	17,324,848	—	—
BlackRock, Inc.(5)	2,430,833	792,636	1,638,197	1.97%
Bracebridge(6)	55,467	41,637	13,830	*
CarVal(7)	2,230,495	2,230,495	—	—
Fidelity(8)	19,224,005	19,224,005	—	—
GoldenTree(9)	17,788,247	17,360,182	428,065	*
Graham Capital(10)	141,565	141,565	—	—
JB Investors, LLC(11)	6,728,078	6,728,078	—	—
Symphony(12)	1,682,587	1,677,753	4,834	*
Whitebox(13)	146,357	146,357	—	—
Stoneleigh Partners, LP(14)	486,596	486,596	—	—
PIMCO(15)	274,137	274,137	—	—
Invesco(16)	1,357,431	1,344,296	13,135	*
Cyrus(17)	283,535	212,839	70,696	*
JPMorgan(18)	3,772,470	3,772,470	—	—
Orbis(19)	564,032	330,561	233,471	*
Fernwood(20)	437,086	73,030	364,056	*
MacKay Shields(21)	569,082	253,305	315,777	*
____________________
*    Less than 1%.
(1)    The number of shares of common stock shown in the table above includes common stock issuable upon the exercise of New Warrants (the “Warrant Shares”), which are exercisable within 60 days of November 23, 2020, and that would be held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.
(2)    Includes shares of common stock and Warrant Shares that, in each case, are owned by the applicable selling security holder but not being registered.
(3)    Percentage of common stock beneficially owned after offering is based on a denominator equal to the sum of (i) 83,319,660 shares of our common stock outstanding as of November 23, 2020 and (ii) the number of Warrant Shares beneficially owned by the applicable selling security holder after the offering.
(4)    Includes (i) 1,894,861 shares of common stock held of record by AEOF ECR AIV A-B, L.P. (“AEOF AIV A-B”), (ii) 804,524 shares of common stock held of record by AEOF ECR AIV C, L.P. (“AEOF AIV C”), (iii) 790,194 shares of common stock held of record by AF V Energy IV AIV 1A, L.P. (“ACOF AIV 1A”), (iv) 2,901,771 shares of common stock held of record by AF V Energy IV AIV 1B, L.P. (“ACOF AIV 1B”), (v) 2,958,809 shares of common stock held of record by AF V Energy IV AIV 2, L.P. (“ACOF AIV 2”), (vi) 5,815,182 shares of common stock held of record by AF Energy Feeder, L.P., (vii) 645,985 shares of common stock held of record by SSF IV Energy I AIV 1A, L.P. (“SSF AIV 1A”), (viii) 575,926 shares of common stock held of record by SSF IV Energy I AIV 1B, L.P. (“SSF AIV 1B”), and (ix) 937,596 shares of common stock held of record by SSF IV Energy I AIV 2, L.P. (“SSF AIV 2”).

ACOF Investment Management LLC (“ACOF Investment Management”) is the manager of each of (i) ACOF AIV 1A, (ii) ACOF AIV 1B, (iii) ACOF AIV 2 (together with ACOF AIV 1A and ACOF AIV 1B, the “ACOF AIVs”), (iv) AEOF AIV A-B, (v) AEOF AIV C (together with AEOF AIV A-B, the “AEOF AIVs”), and (vi) AF Energy Feeder, L.P., and the sole member of ACOF Investment Management is Ares Management LLC. ASSF Operating Manager IV, L.P. (“ASSF Operating Manager IV”) is the manager of each of (i) SSF AIV 1A, (ii) SSF AIV 1B, and (iii) SSF AIV 2 (together with SSF AIV 1A and SSF AIV 1B, the “SSF AIVs”), and the general partner of ASSF Operating Manager IV is Ares Management LLC. The sole member of Ares Management LLC is Ares Management Holdings L.P. (“Ares Management Holdings”), and the general partner of Ares Management Holdings is Ares Holdco LLC (“Ares Holdco”). The sole member of Ares Holdco is Ares Holdings Inc. (“Ares Holdings”). The sole stockholder of Ares Holdings is Ares Management Corporation (“Ares Management”). Ares Management GP LLC (“Ares Management GP”) is the sole holder of the Class B common stock, $0.01 par value per share, of Ares Management (the “Class B Common Stock”) and Ares Voting LLC (“Ares Voting”) is the sole holder of the Class C common stock, $0.01 par value per share, of Ares Management (the “Class C Common Stock”). Pursuant to Ares Management’s Certificate of Incorporation in effect as of the date of this prospectus, the holders of the Class B Common Stock and the Class C Common Stock, collectively, will generally have the majority of the votes on any matter submitted to the stockholders of Ares Management if certain conditions are met. The sole member of both Ares Management GP and Ares Voting is Ares Partners Holdco LLC (“Ares Partners”).
As a result of the relationships described in the preceding paragraph, certain of the entities named therein may be deemed to directly or indirectly beneficially own the shares of common stock directly held by the ACOF AIVs, the AEOF AIVs, the SSF AIVs and AF Energy Feeder, L.P. (as applicable) (such entities that directly hold shares of common stock, the “Ares Selling Security Holders”).
Ares Partners is managed by a board of managers, which is composed of Michael J Arougheti, Ryan Berry, R. Kipp deVeer, David B. Kaplan, Michael R. McFerran, Antony P. Ressler and Bennett Rosenthal (collectively, the “Ares Partners Board Members”). Mr. Ressler generally has veto authority over decisions by the Ares Partners Board Members.
Each of the entities named in this footnote (other than the ACOF AIVs, the AEOF AIVs, the SSF AIVs and AF Energy Feeder, L.P., in each case, solely with respect to the shares of common stock held directly by each such entity), the Ares Partners Board Members, and the other directors, officers, partners, stockholders, members and managers of the entities named in this footnote, expressly disclaims beneficial ownership of these shares of common stock.
The business address for the funds named in this footnote is 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067.
(5)    The registered holders of the referenced shares to be registered are the following funds and accounts under management by subsidiaries of BlackRock, Inc.: BlackRock 2022 Global Income Opportunity Trust; BlackRock Strategic Income Opportunities Portfolio of BlackRock Funds V; Strategic Income Opportunities Bond Fund; BlackRock Total Return Bond Fund; Brighthouse Funds Trust II – BlackRock Bond Income Portfolio; Master Total Return Portfolio of Master Bond LLC; BlackRock Multi-Sector Opportunities Trust; BlackRock Multi-Sector Opportunities Trust II; Fixed Income Opportunities Nero, LLC; and AST BlackRock Loomis Sayles Portfolio.
BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The business address of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members is 55 East 52nd Street, New York, NY 10055. Shares shown include only the securities being registered for resale and may not incorporate all interests deemed to be beneficially held by the registered holders or BlackRock, Inc.
(6)    Includes (i) 6,272 shares of common stock and 2,083 Warrant Shares held of record by FYI Ltd., (ii) 30,230 shares of common stock and 10,042 Warrant Shares held of record by FFI Fund Ltd. and (iii) 5,135 shares of common stock and 1,705 Warrant Shares held of record by Olifant Fund, Ltd. (each of the foregoing entities, the “Bracebridge Selling Security Holders”).
Bracebridge Capital, LLC, as the investment manager to the Bracebridge Selling Security Holders, may be deemed to share voting and dispositive power over the shares of common stock beneficially owned by the Bracebridge Selling Security Holders.
The business address for the funds named in this footnote is 888 Boylston Street, Suite 1500, Boston, Massachusetts 02199.
(7)    Includes (i) 230,343 shares of common stock and 2,257 Warrant Shares held of record by Carval GCF Cayman Securities Ltd., (ii) 348,833 shares of common stock and 3,248 Warrant Shares held of record by CVI AA Cayman Securities LP, (iii) 123,420 shares of common stock and 521 Warrant Shares held of record by CVI AV Cayman Securities LP, (iv) 939,016 shares of common stock and 11,352 Warrant Shares held of record by CVI CVF IV Cayman Securities Ltd., (v) 541,163 shares of common stock and 4,963 Warrant Shares held of record by CVIC Cayman Securities Ltd., and (vi) 18,732 shares of common stock and 6,647 Warrant Shares held of record by CVI CVF III Cayman Securities Ltd. (each of the foregoing entities, the “CarVal Selling Security Holders”).
CarVal Investors L.P., as the investment manager to the CarVal Selling Security Holders, may be deemed to share voting and dispositive power over the shares of common stock beneficially owned by the CarVal Selling Security Holders.
The business address for the funds named in this footnote is 9320 Excelsior Boulevard, Hopkins, Minnesota 55343.
(8)    Includes (i) 1,383,162 shares of common stock and 46,818 Warrant Shares held of record by The Master Trust Bank of Japan, Ltd., (ii) 228,099 shares of common stock and 33,704 Warrant Shares held of record by Fidelity Funds SICAV / Fidelity Funds – US High Yield, (iii)

564,041 shares of common stock and 20,004 Warrant Shares held of record by FIDELITY CENTRAL INVESTMENT PORTFOLIOS LLC: Fidelity High Income Central Fund, (iv) 457,533 shares of common stock and 16,489 Warrant Shares held of record by Fidelity American High Yield Fund, (v) 154,942 shares of common stock and 3,800 Warrant Shares held of record by Fidelity Canadian Balanced Fund, (vi) 11,008 shares of common stock and 1,626 Warrant Shares held of record by Japan Trustee Services Bank, Ltd. as Trustee for SMTB Fidelity Strategic Income Mother Fund, (vii) 12,359 shares of common stock and 530 Warrant Shares held of record by FIDELITY SUMMER STREET TRUST: Fidelity Global High Income Fund, (viii) 6,065,715 shares of common stock and 57,076 Warrant Shares held of record by FIDELITY SUMMER STREET TRUST: Fidelity Capital & Income Fund, (ix) 3,644,087 shares of common stock and 34,633 Warrant Shares held of record by FIDELITY ADVISOR SERIES II: Fidelity Advisor Strategic Income Fund, (x) 2,405,844 shares of common stock and 48,025 Warrant Shares held of record by FIDELITY ADVISOR SERIES I: Fidelity Advisor Floating Rate High Income Fund, (xi) 885,131 shares of common stock and 8,300 Warrant Shares held of record by FIDELITY ADVISOR SERIES I: Fidelity Advisor High Income Advantage Fund, (xii) 583,682 shares of common stock and 7,511 Warrant Shares held of record by FIDELITY CENTRAL INVESTMENT PORTFOLIOS LLC: Fidelity Floating Rate Central Fund, (xiii) 158,787 shares of common stock held of record by Fidelity Distressed Opportunities Master Fund I, L.P., (xiv) 473,911 shares of common stock and 3,288 Warrant Shares held of record by FIDELITY INCOME FUND: Fidelity Total Bond Fund - Floating Rate Securities Sub-Portfolio, (xv) 409,038 shares of common stock and 3,099 Warrant Shares held of record by VARIABLE INSURANCE PRODUCTS FUND V: Strategic Income Portfolio, (xvi) 396,902 shares of common stock and 3,619 Warrant Shares held of record by Fidelity US Bank Loan Fund, a Series Trust of Fidelity Worldwide Investment Trust, (xvii) 211,421 shares of common stock and 2,090 Warrant Shares held of record by FIDELITY SALEM STREET TRUST: Fidelity SAI Total Bond Fund - Floating Rate Securities Sub-Portfolio, (xviii) 9,012 shares of common stock and 1,511 Warrant Shares held of record by FIDELITY SALEM STREET TRUST: Fidelity SAI Total Bond Fund - High Income Sub-Portfolio, (xix) 166,485 shares of common stock and 1,658 Warrant Shares held of record by FIAM Floating Rate High Income Commingled Pool, (xx) 134,244 shares of common stock and 1,623 Warrant Shares held of record by Pension Reserves Investment Trust Fund, (xxi) 121,831 shares of common stock and 2,137 Warrant Shares held of record by Fidelity Floating Rate High Income Multi-Asset Base Fund, (xxii) 90,961 shares of common stock and 866 Warrant Shares held of record by FIAM Leveraged Loan LP, (xxiii) 72,499 shares of common stock and 920 Warrant Shares held of record by FIDELITY SUMMER STREET TRUST: Fidelity Series Floating Rate High Income Fund, (xxiv) 65,073 shares of common stock and 508 Warrant Shares held of record by Fidelity Qualifying Investor Funds Plc, (xxv) 37,981 shares of common stock and 885 Warrant Shares held of record by VARIABLE INSURANCE PRODUCTS FUND: Floating Rate High Income Portfolio, (xxvi) 15,779 shares of common stock and 265 Warrant Shares held of record by Japan Trustee Services Bank, Ltd. Re: Fidelity High Yield Bond Open Mother Fund, (xxvii) 12,452 shares of common stock and 124 Warrant Shares held of record by Advanced Series Trust - AST Fidelity Institutional AM Quantitative Portfolio, (xxviii) 14,982 shares of common stock and 779 Warrant Shares held of record by Fidelity Floating Rate High Income Fund, (xxix) 61,939 shares of common stock and 9,174 Warrant Shares held of record by FIDELITY SUMMER STREET TRUST: Fidelity High Income Fund, (xxx) 18,799 shares of common stock and 3,152 Warrant Shares held of record by FIDELITY INCOME FUND: Total Bond High Income Sub-Portfolio, (xxxi) 19,387 shares of common stock and 2,871 Warrant Shares held of record by FIDELITY SUMMER STREET TRUST: Fidelity Series High Income Fund All-Sector, (xxxii) 11,935 shares of common stock and 1,768 Warrant Shares held of record by VARIABLE INSURANCE PRODUCTS FUND: High Income Portfolio, (xxxiii) 2,010 shares of common stock and 297 Warrant Shares held of record by JNL/Fidelity Institutional Asset Management Total Bond Fund - Floating Rate Securities, (xxxiv) 721 shares of common stock and 107 Warrant Shares held of record by JNL/Fidelity Institutional Asset Management Total Bond Fund - High Income, (xxxv) 1,521 shares of common stock and 225 Warrant Shares held of record by FIDELITY MERRIMACK STREET TRUST: Fidelity Total Bond ETF, (xxxvi) 643 shares of common stock and 95 Warrant Shares held of record by AZL Fidelity Institutional Asset Management Total Bond Fund, (xxxvii) 429 shares of common stock and 63 Warrant Shares held of record by AZL Fidelity Institutional Asset Management Multi-Strategy Fund, and (xxxviii) 18 shares of common stock and 2 Warrant Shares held of record by FIDELITY SUMMER STREET TRUST: Fidelity Short Duration High Income Fund (each of the foregoing entities, the “Fidelity Selling Security Holders”).
These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.
Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company, LLC (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.
The business address for the funds named in this footnote is One Spartan Way, Merrimack, New Hampshire 03054.
(9)    Includes (i) 30,821 shares of common stock held of record by GoldenTree Credit Opportunities, LP, (ii) 1,233,148 shares of common stock and 19,993 Warrant Shares held of record by GoldenTree Credit Opportunities Master Fund, Ltd., (iii) 4,145,417 shares of common stock and 144,167 Warrant Shares held of record by GoldenTree Quorum Health Offshore III, Ltd., (iv) 1,815,749 shares of common stock and 93,004 Warrant Shares held of record by GoldenTree Distressed Onshore Master Fund III, LP, (v) 164,880 shares of common stock and 2,574 Warrant Shares held of record by FS Credit Income Fund, (vi) 700,965 shares of common stock and 25,379 Warrant Shares held of record by GT G Distressed Fund 2020 LP, (vii) 225,765 shares of common stock and 3,521 Warrant Shares held of record by Ginkgo Tree LLC, (viii) 407,221 shares of common stock held of record by Gresham Multi-Asset Credit Fund, Ltd., (ix) 139,866 shares of common stock held of record by GT Credit Fund LP, (x) 14,246 shares of common stock and 309 Warrant Shares held of record by GoldenTree Multi Sector-C, LP, (xi) 2,947,649 shares of common stock and 48,326 Warrant Shares held of record by GoldenTree Master Fund, Ltd., (xii) 63,653 shares of common stock held of record by GoldenTree Partners, LP, (xiii) 14,063 shares of common stock held of record by GoldenTree Select Partners, LP, (xiv) 701,153 shares of common stock and 19,534 Warrant Shares held of record by GoldenTree V1 Master Fund, LP, (xv) 282,374 shares of common stock and 4,465 Warrant Shares held of record by GoldenTree High Yield Value Fund Offshore (Strategic), Limited, (xvi) 126,238 shares of common stock and 2,002 Warrant Shares held of record by Guadalupe Fund, LP, (xvii) 67,475 shares of common stock and 1,065 Warrant Shares held of record by Rock Bluff High Yield Partnership, LP, (xviii) 361,614 shares of common stock and 5,944 Warrant Shares held of record by High Yield and Bank Loan Series Trust, (xix) 243,666 shares of common stock held of record by Syncora Guarantee Inc., (xx) 58,297 shares of common stock and 919 Warrant Shares held of record by Credit Fund Golden Ltd., (xxi) 240,829 shares of common stock and 3,808 Warrant Shares held of record by Kapitalforeningen MP Invest, High Yield obligationer, (xxii) 420,986 shares of common stock and 8,761 Warrant Shares held of record by San Bernardino County Employees’ Retirement Association, (xxiii) 63,443 shares of common stock and 1,001 Warrant Shares held of record by CenturyLink, Inc. Defined Benefit Master Trust, (xxiv) 364,533 shares of common stock and 5,763 Warrant Shares held of record by City of New York Group Trust, (xxv) 127,680 shares of common stock held of record by GT NM, LP, (xxvi) 9,517 shares of common stock held of record by GoldenTree Multi-Sector, LP, (xxvii) 152,819 shares of common stock and 2,414 Warrant Shares held of record by GoldenTree Multi-Sector Offshore Fund ERISA, Ltd., (xxviii) 380,828 shares of common stock and 6,171 Warrant Shares held of record by GoldenTree Multi-Sector Master Fund ICAV - GoldenTree Multi-Sector Master Fund Portfolio A, (xxix) 503,022 shares of common stock and 7,954 Warrant Shares held of record by GoldenTree High Yield Value Master Fund ICAV - GoldenTree High Yield Value Master Fund Portfolio A, (xxx) 94,873 shares of common stock and 1,508 Warrant Shares held of record by MA Multi-Sector Opportunistic Fund, LP, (xxxi) 91,992 shares of common stock and 1,454 Warrant Shares held of record by Crown Managed Accounts SPC - Crown/Goldentree Segregated Portfolio, (xxxii) 145,385 shares of common stock and 2,316 Warrant Shares held of record by Louisiana State Employees Retirement System, (xxxiii) 168,572 shares of common stock and 2,842 Warrant Shares held of record by GoldenTree Insurance Fund Series Interests of the SALI Multi-Series Fund, LP, (xxxiv) 99,833 shares of common stock and 1,576 Warrant Shares held of record by Indiana University Health, Inc., (xxxv) 552,452 shares of common stock and 8,996 Warrant Shares held of record by GN3 SIP Limited, (xxxvi) 53,819 shares of common stock held of record by Health Net of California, Inc., and (xxxvii) 145,339 shares of common stock and 2,299 Warrant Shares held of record by Healthcare Employees’ Pension Plan – Manitoba (the “GoldenTree Selling Security Holders”).
Each of the GoldenTree Selling Security Holders is a managed account whose shares are controlled by its registered investment adviser, GoldenTree Asset Management LP, GoldenTree Asset Management LLC, as the general partner to the investment adviser, and Steven A. Tananbaum as the sole managing member of the general partner.
The business address for the funds named in this footnote is 300 Park Avenue, 21st Floor, New York, New York 10022.
(10)    Includes (i) 76,767 shares of common stock and 54,590 Warrant Shares held of record by Graham Macro Strategic Ltd. and (ii) 5,395 shares of common stock and 4,813 Warrant Shares held of record by Graham Credit Opportunities Ltd. (each of the foregoing entities, the “Graham Selling Security Holders”).
Graham Capital Management, L.P., as the investment manager to the Graham Selling Security Holders, may be deemed to share voting and dispositive power over the shares of common stock beneficially owned by the Graham Selling Security Holders.
The business address for the funds named in this footnote is Graham Capital Management, L.P., 40 Highland Avenue, Norwalk, Connecticut 06853.
(11)    Consists of shares of common stock held by JB Investors, LLC (“JB Investors”). Solar Projects LLC (“Solar Projects”), as the controlling member of JB Investors, may be deemed to beneficially own the shares of common stock beneficially owned by JB Investors. Solar Trust No. 2 (“Solar Trust”), as the sole member of Solar Projects, may be deemed to beneficially own the shares of common stock beneficially owned by JB Investors. Daniel Scott Gimbel, as the manager of JB Investors and the trustee of Solar Trust, may be deemed to beneficially own the shares of common stock beneficially owned by JB Investors. Each of Solar Projects, Solar Trust and Mr. Gimbel may be deemed to share voting and dispositive power over the shares of common stock beneficially owned by JB Investors. Each of Solar Projects, Solar Trust and Mr. Gimbel disclaims beneficial ownership of the shares of common stock beneficially owned by JB Investors.
The business address for the persons named in this footnote is c/o McDonald Carano LLP, 100 West Liberty Street, Tenth Floor, Reno, Nevada 89501.
(12)    Includes (i) 99,413 shares of common stock and 188 Warrant Shares held of record by Nuveen Senior Income Fund, (ii) 232,071 shares of common stock and 439 Warrant Shares held of record by Nuveen Floating Rate Income Fund, (iii) 159,116 shares of common stock and 314 Warrant Shares held of record by Nuveen Floating Rate Income Opportunity Fund, (iv) 64,079 shares of common stock and 188 Warrant Shares held of record by Nuveen Short Duration Credit Opportunities Fund, (v) 135,023 shares of common stock and 629 Warrant Shares held of record by Nuveen Credit Strategies Income Fund, (vi) 24,159 shares of common stock and 125 Warrant Shares held of record by Municipal Employees Annuity & Benefit Fund of Chicago, (vii) 69,686 shares of common stock and 156 Warrant Shares held of record by BayCity Alternative Investment Funds SICAV-SIF - BayCity US Senior Loan Fund, (viii) 4,818 shares of common stock and 670 Warrant Shares held of record by Goldman Sachs Trust II - Goldman Sachs Multi-Manager Non-Core Fixed Income Fund, (ix) 167,116 shares of common stock and 439 Warrant Shares held of record by Principal Funds, Inc. - Diversified Real Asset Fund, (x) 99,330 shares of common stock and 281 Warrant Shares held of record by Menard, Inc., (xi) 32,757 shares of common stock and 188 Warrant Shares held of record by Principal Diversified Real Asset CIT, (xii) 133,386 shares of common stock and 249 Warrant Shares held of record by Pensiondanmark Pensionsforsikringsaktieselskab, (xiii) 272,056 shares of common stock and 500 Warrant Shares held of record by Nuveen Symphony Floating Rate Income Fund, (xiv) 184,248 shares of common stock and 248 Warrant Shares held of record by BayCity Senior Loan Fund, L.P., and (xv) 495 shares of common stock and 220 Warrant Shares held of record by Symphony Floating Rate Senior Loan Fund (each of the foregoing entities, the “Symphony Selling Security Holders”).
Symphony Asset Management LLC, as the investment manager to the Symphony Selling Security Holders, may be deemed to share voting and dispositive power over the shares of common stock beneficially owned by the Symphony Selling Security Holders.
The business address for the funds named in this footnote is Symphony Asset Management, 555 California Street, Suite 3100, San Francisco, California 94104.
(13)    Includes (i) 71,893 shares of common stock held of record by Whitebox Relative Value Partners, LP, (ii) 5,232 shares of common stock held of record by Whitebox Credit Partners, LP, (iii) 4,226 shares of common stock held of record by Whitebox GT Fund, LP, (iv) 44,717 shares of common stock held of record by Whitebox Multi-Strategy Partners, LP, and (v) 20,289 shares of common stock held of record by Pandora Select Partners, LP.
Whitebox Relative Value Partners LP, Whitebox Credit Partners LP, Whitebox Multi-Strategy Partners, LP and Pandora Select Partners, LP are each exempted limited partnerships registered in the Cayman Islands. Whitebox GT Fund, LP is a Delaware limited partnership. The entities are collectively referred to as the “Whitebox Funds”. Whitebox Advisers LLC is owned by Robert Vogel, Paul Twitchell, Jacob Mercer and Paul Roos and such individuals disclaim beneficial ownership of the securities referenced herein except to the extent of its or his direct or indirect economic interest in Whitebox Advisors LLC or such Whitebox Funds.
The business address for the funds named in this footnote is 3033 Excelsior Boulevard, Suite 500, Minneapolis, Minnesota 55416.
(14)    Includes 411,816 shares of common stock and 74,780 Warrant Shares held of record by Stoneleigh Partners, LP.
Granby Capital Management, LLC, as the general partner of Stoneleigh Partners, LP, may be deemed to share voting and dispositive power over the shares of common stock beneficially owned by Stoneleigh Partners, LP.
The business address for the funds named in this footnote is 2 Stamford Plaza, Suite 1501, 281 Tresser Boulevard, Stamford, Connecticut 06901.
(15)    Includes (i) 14,960 shares of common stock and 24,765 Warrant Shares held of record by PIMCO Funds: Private Account Portfolio Series PIMCO High Yield and Short-Term Investments Portfolio, (ii) 165,289 shares of common stock and 32,804 Warrant Shares held of record by PIMCO Global Credit Opportunity Master Fund LDC, (iii) 14,499 shares of common stock and 2,877 Warrant Shares held of record by PIMCO Tactical Opportunities Master Fund Ltd, (iv) 5,792 Warrant Shares held of record by PIMCO ETF Trust: PIMCO 0-5 Year High Yield Corporate Bond Index Exchange-Traded Fund and (v) 13,151 Warrant Shares held of record by PIMCO ETFs plc, PIMCO US Short-Term High Yield Corporate Bond Index UCITS ETF (each of the foregoing entities, the “PIMCO Selling Security Holders”).
Pacific Investment Management Company, LLC, as the investment manager of the PIMCO Selling Security Holders, may be deemed to have or to share voting and dispositive power over the shares of common stock beneficially owned by the PIMCO Selling Security Holders.
The business address for the funds named in this footnote is c/o Pacific Investment Management Company LLC, 650 Newport Center Drive, Newport Beach, California 92660.
(16)     Includes (i) 694 shares of common stock and 119 Warrant Shares held of record by Sentry Insurance a Mutual Company, (ii) 3,750 shares of common stock and 643 Warrant Shares held of record by Kapitalforeningen Investin Pro, US Leveraged Loans I, (iii) 15,647 shares of common stock and 132 Warrant Shares held of record by Kaiser Permanente Group Trust, (iv) 664,926 shares of common stock and 5,794 Warrant Shares held of record by Invesco Zodiac Funds – Invesco US Senior Loan Fund, (v) 49,195 shares of common stock and 439 Warrant Shares held of record by Invesco Zodiac Funds – Invesco US Senior Loan ESG Fund, (vi) 1,464 shares of common stock and 251 Warrant Shares held of record by Invesco SSL Fund LLC, (vii) 70,561 shares of common stock and 654 Warrant Shares held of record by Invesco Senior Loan Fund, (viii) 121,539 shares of common stock and 1,198 Warrant Shares held of record by Invesco Senior Income Trust, (ix) 7,083 shares of common stock and 32 Warrant Shares held of record by Invesco Gemini US Loan Fund, (x) 22,872 shares of common stock and 220 Warrant Shares held of record by Invesco Floating Rate Income Fund, (xi) 196,935 shares of common stock and 1,911 Warrant Shares held of record by Invesco Floating Rate ESG Fund, (xii) 139,809 shares of common stock and 1,358 Warrant Shares held of record by Invesco Dynamic Credit Opportunities Fund, (xiii) 1,171 shares of common stock and 14 Warrant Shares held of record by Invesco BL Fund, Ltd., (xiv) 36,828 shares of common stock and 370 Warrant Shares held of record by Diversified Credit Portfolio Ltd., and (xv) 11,822 shares of common stock held of record by BOC Pension Investment Fund (each of the foregoing entities, the “Invesco Selling Security Holders”).
Invesco Ltd., as the investment manager of the Invesco Selling Security Holders, may be deemed to share voting and dispositive power over the shares of common stock beneficially owned by the Invesco Selling Security Holders.

The business address for the funds named in clauses (i) - (xiii) in this footnote is 1166 Avenue of the Americas, 26th Floor, New York, New York 10036. The business address for the funds named in clauses (xiv) - (xv) in this footnote is 850 Library Avenue, Suite 204, Newark, Delaware 19711.
(17)    Includes (i) 5,108 shares of common stock and 1,696 Warrant Shares held of record by Cyrus 1740 Master Fund, L.P., (ii) 10,855 shares of common stock and 3,605 Warrant Shares held of record by Cyrus Select Opportunities Master Fund, Ltd., (ii) 38,523 shares of common stock and 12,796 Warrant Shares held of record by CRS Master Fund, L.P., (iv) 37,885 shares of common stock and 12,584 Warrant Shares held of record by Crescent 1, L.P., (v) 91,948 shares of common stock and 30,542 Warrant Shares held of record by Cyrus Opportunities Master Fund II, Ltd., and (vi) 28,520 shares of common stock and 9,473 Warrant Shares held of record by Canary SC Master Fund, L.P. (each of the foregoing entities, the “Cyrus Selling Security Holders”).
Cyrus Capital Partners, L.P. (“CCP”), is the Investment Manager of the Cyrus Selling Security Holders and has investment power. The general partner of CCP is Cyrus Capital Partners GP, L.L.C. (“CCPGP”). Stephen C. Freidheim is the Manager and Sole Member of CCPGP and the Chief Investment Officer of CCP. Mr. Freidheim, CCPGP and CCP each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.
The business address for the funds named in this footnote is 65 East 55th Street, 35th Floor, New York, New York 10022.
(18)    Includes (i) 71,730 shares of common stock held of record by Advanced Series Trust - AST High Yield Portfolio, (ii) 47,987 shares of common stock held of record by Advanced Series Trust - AST J.P. Morgan Global Thematic Portfolio, (iii) 34,341 shares of common stock held of record by Advanced Series Trust - AST J.P. Morgan Strategic Opportunities Portfolio, (iv) 6,341 shares of common stock held of record by AON Collective Investment Trust (f/k/a: AON Hewitt Collective Investment Trust), (v) 29,411 shares of common stock held of record by AON Investments USA Inc. (f/k/a: AON Hewitt Investment Consulting, Inc.), (vi) 141,242 shares of common stock held of record by Commingled Pension Trust Fund (High Yield) of JPMorgan Chase Bank, N.A, (vii) 7,044 shares of common stock held of record by GIM Specialist Investment Funds - GIM Multi Sector Credit Fund, (viii) 62,219 shares of common stock held of record by GIM Trust 2 - Senior Secured Loan Fund, (ix) 4,146 shares of common stock held of record by JPMorgan Chase Retirement Plan Trust, (x) 20,845 shares of common stock held of record by JPMorgan Diversified Fund, (xi) 193,814 shares of common stock held of record by JPMorgan Floating Rate Income Fund, (xii) 56,041 shares of common stock held of record by JPMorgan Global Allocation Fund, (xiii) 54,621 shares of common stock held of record by JPMorgan Global Bond Opportunities Fund, (xiv) 1,613,147 shares of common stock held of record by JPMorgan High Yield Fund, (xv) 734,498 shares of common stock held of record by JPMorgan Income Builder Fund, (xvi) 3,983 shares of common stock held of record by JPMorgan Income Fund, (xvii) 366,992 shares of common stock held of record by JPMorgan Strategic Income Opportunities Fund, (xviii) 57,095 shares of common stock held of record by Louisiana State Employees' Retirement System, and (xix) 266,973 shares of common stock held of record by LVIP JPMorgan High Yield Fund (each of the foregoing entities, the “JPMorgan Selling Security Holders”).
JPMorgan Investment Management Inc. and JPMorgan Chase Bank, N.A., as the investment advisor and/or trustee of the JPMorgan Selling Security Holders, may be deemed to share voting and dispositive power over the shares of common stock beneficially owned by the JPMorgan Selling Security Holders.
The business address for the funds named in this footnote is 1 E Ohio St., Floor 06, Indianapolis, Indiana 46204.
(19)    Includes (i) 465,264 shares of common stock and 79,825 Warrant Shares held of record by Orbis SICAV – Global Balanced Fund, (ii) 1,735 shares of common stock and 297 Warrant Shares held of record by Orbis SICAV – Global Cautious Fund, (iii) 8,078 shares of common stock and 1,293 Warrant Shares held of record by Orbis OEIC – Global Balanced Fund, (iv) 1,794 shares of common stock and 358 Warrant Shares held of record by Orbis OEIC – Global Cautious Fund, (v) 722 shares of common stock and 270 Warrant Shares held of record by Orbis Global Balanced Fund (Australia Registered), and (vi) 3,194 shares of common stock and 1,202 Warrant Shares held of record by Allan Gray Australia Balanced Fund (each of the foregoing entities, the “Orbis Selling Security Holders”).
Orbis Investment Management Limited, as the investment manager of the Orbis Selling Security Holders, may be deemed to share voting and dispositive power over the shares of common stock beneficially owned by the Orbis Selling Security Holders.
The business address for the funds named in this footnote is PO Box HM 571, Hamilton, Bermuda HM CX.
(20)    Includes (i) 200,962 shares of common stock held of record by Fernwood Associates LLC, (ii) 43,707 shares of common stock held of record by Fernwood Foundation Fund LLC, and (iii) 192,417 shares of common stock held of record by Fernwood Restructurings Limited.
Intermarket L.P., as the managing member of Fernwood Associates LLC and Fernwood Foundation Fund LLC, may be deemed to share voting and dispositive power over the shares of common stock beneficially owned by Fernwood Associates LLC and Fernwood Foundation Fund LLC. Intermarket Management L.P., as the investment manager of Fernwood Restructurings Limited, may be deemed to share voting and dispositive power over the shares of common stock beneficially owned by Fernwood Restructurings Limited.
The business address for the funds named in this footnote is c/o Intermarket Corporation, 888 Seventh Avenue, 27th Floor, New York, New York 10106.
(21)    Includes (i) 3,262 shares of common stock and 705 Warrant Shares held of record by MacKay Shields High Yield CIT Fund, (ii) 306,264 shares of common stock and 38,941 Warrant Shares held of record by Mainstay MacKay High Yield Corporate Bond Fund, (iii) 76,626

shares of common stock and 9,742 Warrant Shares held of record by Mainstay VP MacKay High Yield Corporate Bond, (iv) 20,846 shares of common stock and 2,650 Warrant Shares held of record by Mainstay MacKay Short Duration High Yield Fund, and (v) 78,624 shares of common stock and 31,422 Warrant Shares held of record by additional accounts managed by MacKay Shields LLC (each of the foregoing entities, the “MacKay Selling Security Holders”).
These shares of common stock and Warrant Shares represent only those securities that are controlled by the High Yield team of MacKay Shields LLC as investment manager and may not represent all securities of the Company beneficially owned by the MacKay Selling Security Holders.
MacKay Shields LLC, as the investment manager of the MacKay Selling Security Holders, may be deemed to share voting and dispositive power over the shares of common stock beneficially owned by the MacKay Selling Security Holders.
The business address for the funds named in this footnote is 1345 Avenue of the Americas, 43rd Floor, New York, New York 10105.
Relationships with Selling Security Holders
Except as disclosed below, none of the selling security holders has had any material relationships with the Company within the past three years.
The selling security holders are not directors, officers or employees of ours or an affiliate of such person. Pursuant to the Plan and the Amended and Restated Restructuring Support Agreement, dated as of July 24, 2020, by and among the Company and the other parties thereto (“RSA”), the following members of our Board were designated to serve on the Board by certain of the selling security holders: (i) Douglas E. Brooks, who was designated by the Ares Selling Security Holders (and who is not employed by or affiliated with one or more funds, investment vehicles and/or accounts managed or advised by Ares Management LLC or one or more of their affiliates); (ii) Mark A. McFarland, who was designated by the Fidelity Selling Security Holders (and who is not employed by or affiliated with the Fidelity Selling Security Holders); and (iii) James N. Chapman, who was designated by the GoldenTree Selling Security Holders (and who is not employed by or affiliated with the GoldenTree Selling Security Holders). In addition, the remaining directors, other than Todd A. Stevens who also serves as our President and Chief Executive Officer, were designated by the Required Consenting Creditors (as defined in the RSA).
Additionally, prior to the Company’s emergence from bankruptcy, we held 50% of the Class A common interests and 95.25% of the Class C common interests in Elk Hills Power, a midstream joint venture with ECR Corporate Holdings L.P. (“ECR”), a portfolio company of Ares. In connection with our Chapter 11 bankruptcy proceedings, we entered into a Settlement and Assumption Agreement (the “Settlement Agreement”) with ECR and Ares, which granted us the right (the “Conversion Right”) to acquire all but not less than all of the equity interests of Elk Hills Power owned by ECR in exchange for certain eligible securities in the form of secured notes (the “EHP Notes”) of EHP Midco Holding Company, LLC, a wholly owned subsidiary of the Company, and the Company’s new common stock to be issued upon the Company’s emergence from bankruptcy. On the Effective Date, the Company was deemed to have exercised the Conversion Right and caused the issuance of secured notes in the aggregate principal amount of $300,000,000 and new common stock representing approximately 20.8% of the Company’s common stock at emergence (the “Ares Settlement Stock”). Upon the conversion, Elk Hills Power became a wholly-owned subsidiary of the Company, and Ares ceased to have any direct or indirect interest in Elk Hills Power, other than any interest Ares may have indirectly through its interests in the EHP Notes and the Ares Settlement Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The table below sets forth information, as of the later of November 23, 2020 and the date we received the selling security holder questionnaire from the applicable holder, regarding the amount and percentage of our outstanding shares of common stock beneficially owned by (i) each person known by us to own beneficially more than 5% of our outstanding common stock (based on Schedule 13G or Schedule 13D filings with the SEC and information supplied by the applicable selling security holders), (ii) each of our named executive officers and directors, and (iii) all of our executive officers and directors as a group. Unless otherwise indicated, each of the persons below has sole voting and investment power with respect to the shares beneficially owned by such person.

Name and Address of Beneficial Owner(1)	Amount of Beneficial Ownership(2)	Percent of Class(3)
5% Stockholders:
Fidelity(4)	19,224,005	22.98%
GoldenTree(5)	17,788,247	21.24%
Ares(6)	17,324,848	20.79%
JB Investors, LLC(7)	6,728,078	8.08%
Directors and Named Executive Officers:
Todd A. Stevens	2,500	*
Douglas E. Brooks	--	--
Tiffany (TJ) Thom Cepak	--	--
James N. Chapman	--	--
Mark A. McFarland	--	--
Julio M. Quintana	--	--
William B. Roby	--	--
Brian Steck	--	--
Michael L. Preston	--	--
Charles F. Weiss	--	--
Darren Williams	--	--
Marshall D. Smith(8)	--	--
Executive officers and directors as a group (consisting of 12 persons)	2,500	*
____________________
*    Less than 1%.
(1)    Unless otherwise noted below, the address for each beneficial owner is c/o California Resources Corporation, 27200 Tourney Road, Suite 200, Santa Clarita, California 91355.
(2)    Includes shares issuable upon the exercise of the New Warrants, which are exercisable within 60 days of November 23, 2020. For more information, please refer to the footnotes of the selling security holder table provided under the “Selling Security Holders” section above.
(3)    Percentage of common stock beneficially owned is based on a denominator equal to the sum of (i) 83,319,660 shares of our common stock outstanding as of November 23, 2020 and (ii) the number of Warrant Shares beneficially owned by the applicable beneficial holder.
(4)    For information about Fidelity’s beneficial ownership of our shares, please see footnote 8 to the table in “Selling Security Holders”.
(5)    For information about GoldenTree’s beneficial ownership of our shares, please see footnote 9 to the table in “Selling Security Holders.”
(6)    For information about Ares’ beneficial ownership of our shares, please see footnote 4 to the table in “Selling Security Holders.”
(7)    For information about JB Investors, LLC’s beneficial ownership of our shares, please see footnote 11 to the table in “Selling Security Holders.”
(8)    Mr. Smith left his role as Senior Executive Vice President and Chief Financial Officer effective as of August 14, 2020. According to his most recent Form 4, Mr. Smith owned 126,134 shares of our common stock as of February 24, 2020. All of those shares were cancelled on the Effective Date.

DESCRIPTION OF CAPITAL STOCK
The following description of our capital stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of our capital stock that we may offer, in the case of our common stock, under this prospectus. It may not contain all the information that is important to you. For the complete terms of our common stock and preferred stock, please refer to our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) and our Amended and Restated Bylaws (“Bylaws”), which are incorporated by reference into the registration statement which includes this prospectus. The Delaware General Corporation Law (“DGCL”) may also affect the terms of these securities.
Authorized Capitalization
The Company’s authorized capital stock consists of 220,000,000 shares, which include 200,000,000 shares of the common stock and 20,000,000 shares of preferred stock, par value $0.01 per share (the “preferred stock”).
Common Stock
Dividends
Subject to the rights granted to any holders of the preferred stock, holders of the common stock will be entitled to dividends and distributions (payable in cash, stock or otherwise) as may be declared on the common stock by the Board at any time and from time to time out of any funds of the Company legally available for the payment of such dividends or distributions.
Voting
Unless otherwise provided by law or in the certificate of designation for any series of preferred stock, each holder of outstanding shares of the common stock is entitled to one vote for each share of the common stock on all matters presented to the stockholders of the Company (including the election of directors). Except as otherwise required by law, the holders of the common stock are not entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote on such amendment pursuant to the Certificate of Incorporation or the DGCL. Except as otherwise provided by law, the rules and regulations of any stock exchange applicable to the Company, the Certificate of Incorporation or in the Bylaws, in all matters other than the election of directors and certain non-binding advisory votes described below, the affirmative vote of a majority in voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the matters will be the act of the stockholders. In non-binding advisory matters with more than two possible vote choices, the affirmative vote of a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter will be the recommendation of the stockholders. Directors will be elected by a plurality of the validly cast votes represented in person or by proxy with respect to the election. There are no cumulative voting rights for the election of directors.
Liquidation
The holders of the common stock will share ratably in the Company’s assets on liquidation after payment or provision for all debts and other liabilities and any preferential liquidation rights of any preferred stock then outstanding.
Other Rights
The holders of the common stock do not have preemptive rights to purchase shares of the Company’s stock. The common stock is not convertible, redeemable, assessable or entitled to the benefits of any sinking or repurchase fund. The rights, preferences and privileges of holders of the common stock will be subject to those of the holders of any shares of preferred stock that the Company may issue in the future.
Under the terms of the Certificate of Incorporation and the Bylaws, the Company is prohibited from issuing any non-voting equity securities to the extent required under Section 1123(a)(6) of the Bankruptcy Code and only for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Company.
Limitation of Liability of Directors
The Certificate of Incorporation provides that no director will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such elimination or limitation of liability is not permitted under the DGCL. The effect of this provision is to eliminate the Company’s and its stockholders’ rights, through stockholders’ derivative suits on the Company’s behalf, to recover monetary damages against a director for a breach of fiduciary duty as a director.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.
Anti-Takeover Provisions of the Certificate of Incorporation, the Bylaws and the DGCL
The Certificate of Incorporation, the Bylaws and the DGCL contain provisions that may have some anti-takeover effects and may delay or discourage transactions involving an actual or potential change in control or change in the Company’s management, or transactions that the Company’s stockholders might otherwise deem to be in their best interests or in the Company’s best interests, including transactions that might result in a premium over the market price for the Company’s stock.
Preferred Stock
The Board is empowered, without further vote or action by the stockholders (except as may otherwise be provided by the terms of any series of then-outstanding preferred stock), to (i) authorize the issuance of the preferred stock in one or more series, (ii) determine the designations and the powers, preferences, rights, qualifications, limitations and restrictions thereof, (iii) divide at its option such preferred stock into one or more series, (iv) determine variations, if any, between any series so established, and (v) increase or decrease the number of shares of any such series to the extent permitted by law.
The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of the common stock. At present, the Company has no plans to issue any preferred stock.
Written Consent of Stockholders; Calling of Special Meeting of Stockholders
The Bylaws provide that any action required or permitted to be taken by the Company’s stockholders must be taken at a duly called annual or special meeting of stockholders and not by written consent. Special meetings of stockholders may be called only by the Chairman of the Board or the Board pursuant to a resolution adopted by a majority of the total number of directors then in office. Stockholders may not call or request special meetings of stockholders.

Amendment of the Certificate of Incorporation
The approval by a majority of the directors then in office and the affirmative vote of the holders of a majority in voting power of the outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class, in addition to any vote of holders of any class or series of stock of the Company required by law or by the Certificate of Incorporation, will be required to amend, alter, restate or repeal any provision of the Certificate of Incorporation. However, certain provisions of the Certificate of Incorporation related to the Board, the ability of stockholders to act by written consent, special meetings of stockholders, the amendment of the Certificate of Incorporation, the forum for certain disputes related to the Company or its stockholders, and the applicability of Section 203 of the DGCL may be amended only by the affirmative vote of the holders of at least 75% in voting power of the outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class.
Amendment of the Bylaws
Under the DGCL, the power to adopt, amend or repeal bylaws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon the board of directors the power to adopt, amend or repeal its bylaws. The Certificate of Incorporation and the Bylaws grant to the Board the power to adopt, amend, restate or repeal the Bylaws. The stockholders may amend, alter or repeal the Bylaws but only by a vote of holders of a majority in voting power of the outstanding shares of the Company entitled to vote thereon.
Advance Notice Bylaws
Advance notice is required for stockholders to nominate directors or to submit proposals for consideration at meetings of stockholders.
Board Size; Director Removal
The Certificate of Incorporation provides that the number of directors on the Board will initially be nine and will be fixed from time to time exclusively pursuant to a resolution adopted by the Board.
Any director may be removed at any time (i) for cause upon the affirmative vote of the holders of at least a majority in voting power of the outstanding shares of stock of the Company entitled to vote generally for the election of directors or (ii) without cause upon the affirmative vote of the holders of at least 75% in voting power of the outstanding shares of stock of the Company entitled to vote generally for the election of directors.
Vacancies on the Board; Newly Created Directorships
Under the Certificate of Incorporation and the Bylaws, any vacancies on the Board for any reason and any newly created directorships resulting from any increase in the number of directors may only be filled by the affirmative vote of a majority of the total number of directors then in office, even if they constitute less than a quorum of the Board, or by a sole remaining director, and may not be filled by the stockholders.
No Cumulative Voting
The stockholders do not have the right to cumulate votes, as discussed further under “Common Stock—Voting.”
Section 203 of the DGCL
The Company has elected in its Certificate of Incorporation to be subject to Section 203 of the DGCL.
In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s outstanding voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:
•    before the stockholder became interested, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•    upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or
•    at or after the time the stockholder became interested, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.
Exclusive Forum
The Certificate of Incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) will, to the fullest extent permitted by law, be the exclusive forum for (i) any derivative action or proceeding brought on the Company’s behalf, (ii) any action asserting a breach of fiduciary duty, (iii) any action asserting a claim against the Company or any current or former director, officer, employee or agent of the Company arising pursuant to the DGCL, the Certificate of Incorporation or the Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine. To the fullest extent permitted by law, any person or entity purchasing or otherwise holding any interest in shares of capital stock of the Company will be deemed to have notice of and consented to the foregoing forum selection provisions.
The forum selection provisions described above do not apply to any action or proceeding asserting a claim under the Securities Act, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act.
Transfer Agent and Registrar
The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, LLC.
Listing
Our common stock is quoted on the NYSE under the symbol “CRC.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
The following is a summary of the material U.S. federal income tax considerations related to the purchase, ownership and disposition of our common stock by a non-U.S. holder (as defined below) that holds our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.
This summary does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this summary does not address the impact of the Medicare surtax on certain net investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws or any tax treaties. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:
•    banks, insurance companies or other financial institutions;
•    tax-exempt or governmental organizations;
•    tax-qualified retirement plans;
•    “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code (or any entities all of the interests of which are held by a qualified foreign pension fund);
•    dealers in securities or foreign currencies;
•    persons whose functional currency is not the U.S. dollar;
•    traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;
•    “controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
•    partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;
•    persons deemed to sell our common stock under the constructive sale provisions of the Code;
•    persons that acquired our common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;
•    persons that hold our common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction; and
•    certain former citizens or long-term residents of the United States.
PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND

DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Non-U.S. Holder Defined
For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our common stock that is not for U.S. federal income tax purposes a partnership or any of the following:
•    an individual who is a citizen or resident of the United States;
•    a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•    an estate the income of which is subject to U.S. federal income tax regardless of its source; or
•    a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) considering the purchase of our common stock to consult their tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our common stock by such partnership.
Distributions
We do not expect to pay any distributions on our common stock in the foreseeable future. However, in the event we do make distributions of cash or other property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock. See “—Gain on Sale or Other Taxable Disposition of Common Stock.” Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any distribution made to a non-U.S. holder on our common stock generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.
Dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons. Such effectively connected dividends will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.
Gain on Sale or Other Taxable Disposition of Common Stock
Subject to the discussion below under “—Backup Withholding and Information Reporting,” a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other taxable disposition of our common stock unless:
•    the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;
•    the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or
•    our common stock constitutes a United States real property interest by reason of our status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes and as a result such gain is treated as effectively connected with a trade or business conducted by the non-U.S. holder in the United States.
A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.
A non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons. If the non-U.S. holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty).
Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, as long as our common stock continues to be “regularly traded on an established securities market” (within the meaning of the U.S. Treasury regulations), only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the common stock, more than 5% of our common stock will be treated as disposing of a United States real property interest and will be taxable on gain realized on the disposition of our common stock as a result of our status as a USRPHC. If our common stock were not considered to be regularly traded on an established securities market, each non-U.S. holder (regardless of the percentage of stock owned) would be treated as disposing of a United States real property interest and would be subject to U.S. federal income tax on a taxable disposition of our common stock (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition.

Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common stock, including regarding potentially applicable income tax treaties that may provide for different rules.
Backup Withholding and Information Reporting
Any dividends paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the non-U.S. holder resides or is established. Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).
Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our common stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the non-U.S. holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our common stock effected outside the United States by such a broker if it has certain relationships within the United States.
Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.
Additional Withholding Requirements under FATCA
Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends paid on our common stock if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. Non-U.S. holders are encouraged to consult their own tax advisors regarding the effects of FATCA on an investment in our common stock.
INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO

THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES.

PLAN OF DISTRIBUTION
We are registering an aggregate of 72,414,790 shares of common stock. Our registered common stock will trade on the NYSE under the symbol “CRC.”
The common stock being registered is currently owned by the selling security holders. The selling security holders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling security holder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The selling security holders may use any one or more of the following methods when disposing of shares or interests therein:
•    ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•    block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•    purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•    an exchange distribution in accordance with the rules of the applicable exchange;
•    privately negotiated transactions;
•    short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;
•    through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•    broker-dealers may agree with the selling security holder to sell a specified number of such shares at a stipulated price per share;
•    one or more underwritten offerings on a firm commitment or best efforts basis;
•    distributions of the shares by any selling security holder to its partners, members or stockholders;
•    a combination of any such methods of sale; and
•    any other method permitted by applicable law.
The selling security holders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus. The selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The aggregate proceeds to the selling security holders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. The selling security holders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.
The selling security holders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.
The selling security holders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling security holders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.
To the extent required, the shares of our common stock to be sold, the names of the selling security holders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
We have advised the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling security holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
We have agreed with the selling security holders to keep the registration statement of which this prospectus constitutes a part effective until the earliest of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold without restriction and without the need for current public information pursuant to Rule 144(b) of the Securities Act.

There can be no assurance that the selling security holders will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.
Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS
The validity of our common stock offered by this prospectus will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas.
EXPERTS
The consolidated financial statements of California Resources Corporation and subsidiaries as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The audit report covering the December 31, 2019 consolidated financial statements refers to a change in the method of accounting for leases in 2019 due to the adoption of Accounting Standards Codification Topic 842, Leases.
Certain information incorporated by reference into this prospectus with respect to certain oil and gas reserves associated with California Resources Corporation’s oil and gas properties is confirmed in a letter of Ryder Scott Company, L.P., independent petroleum engineers, detailing the audit of the proved reserves at the effective date prepared by California Resources Corporation’s staff. We have included this information in reliance on the authority of such firm as an expert in these matters.
Certain information incorporated by reference into this prospectus with respect to certain oil and gas reserves associated with California Resources Corporation’s oil and gas properties is confirmed in a report of Netherland, Sewell & Associates, Inc., independent petroleum engineers, detailing the audit of the proved reserves at the effective date prepared by California Resources Corporation’s staff. We have included this information in reliance on the authority of such firm as an expert in these matters.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a Registration Statement on Form S-1 (including the exhibits, schedules and amendments thereto) under the Securities Act, with respect to our common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document are summaries of the material terms of this contract, agreement or other document and are not necessarily complete. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved.
We file annual, quarterly and current reports and other information with the SEC (File No. 001-36478) pursuant to the Exchange Act. The SEC maintains a website that contains these and other reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov. Our filings are also available to the public on our website at www.crc.com, free of charge. Information on our website does not constitute part of this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means we can disclose important information to you without actually including the specific information in this prospectus by referring to those documents. The information incorporated by reference is an important part of this prospectus.
If information in incorporated documents conflicts with information in this prospectus, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document. We incorporate by reference the documents listed below.
•    our Annual Report on Form 10-K for the year ended December 31, 2019 filed on February 26, 2020, including information specifically incorporated by reference into such Annual Report on Form 10-K from the definitive proxy statement for our 2020 Annual Meeting of Stockholders filed on March 24, 2020;
•    our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 filed on June 25, 2020, June 30, 2020 filed on August 6, 2020 and September 30, 2020 filed on November 5, 2020;
•    our current reports on Forms 8-K filed with the SEC on February 21, 2020, March 5, 2020, March 10, 2020, March 16, 2020, March 24, 2020, May 6, 2020, May 11, 2020, May 26, 2020, June 8, 2020, June 15, 2020, July 2, 2020, July 8, 2020, July 13, 2020, July 16, 2020, July 17, 2020, July 24, 2020, August 18, 2020, October 19, 2020, October 27, 2020, November 2, 2020, December 3, 2020, and December 21, 2020 (with respect to each of the foregoing, excluding any information furnished pursuant to Item 2.02 or Item 7.01); and
•    the description of our common stock contained in our Registration Statement on Form 8-A, filed on October 27, 2020 including any amendments or reports filed for the purpose of updating the description.
We will provide a copy of these filings (including certain exhibits that are specifically incorporated by reference therein) to each person, including any beneficial owner, to whom a prospectus is delivered. You may request a copy of any or all of these filings at no cost, by writing or calling us at:
California Resources Corporation
Attention: General Counsel
27200 Tourney Road, Suite 200
Santa Clarita, California, 91355
Phone: (888) 848-4754
Copies of certain information filed by us with the SEC, including our Annual Report and Quarterly Reports, are also available on our website at www.crc.com. Information contained on our website or that can be accessed through our website is not incorporated by reference herein.
You should read the information relating to us in this prospectus together with the information in the documents incorporated by reference. Nothing contained herein shall be deemed to incorporate information furnished to, but not filed with, the SEC.

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CALIFORNIA RESOURCES
CORPORATION
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72,414,790 SHARES OF COMMON STOCK
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Prospectus